EXHIBIT 11.  STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE ON
                   PRIMARY AND FULLY DILUTED BASES
                            (Unaudited)

                Eli Lilly and Company and Subsidiaries

                                 Three Months             Nine Months
                              Ended September 30,      Ended September 30,
                              1994          1993       1994          1993
                              -------------------------------------------
                              (Dollars in millions except per-share data)
                                         (Shares in thousands)

PRIMARY:
Net income                   $318.7        $294.4     $996.0     $1,003.8

Average number of common shares
   outstanding              289,070       292,649     289,247      292,674

Add incremental shares:
  Stock plans and contingent
      payments                2,086           677       2,049          818

Adjusted average shares     291,156       293,326     291,296      293,492


Primary earnings per share    $1.09         $1.00        3.42        $3.42


FULLY DILUTED:

Net income                   $318.7        $294.4       996.0     $1,003.8


Average number of common shares
   outstanding              289,070       292,649     289,247      292,674

Add incremental shares:
  Stock plans and contingent
       payments               2,722           851       2,745          875

Adjusted average shares     291,792       293,500     291,992      293,549

Fully diluted earning
   per share                  $1.09         $1.00       $3.41        $3.42



Common stock equivalents are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.